UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

INTERSECTIONS INC.

(Name of Registrant as Specified in Its Charter)

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INTERSECTIONS INC.

3901 Stonecroft Boulevard,

Chantilly, Virginia 20151

(703) 488-6100

INFORMATION STATEMENT

To the Holders of Common Stock of Intersections Inc.,

This Information Statement is being circulated to the stockholders of record of the outstanding common stock, $0.01 par value per share (the “Common Stock”), of Intersections Inc. (the “Company”), as of the close of business on October 31, 2018, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of this Information Statement is to inform our stockholders of actions taken by written consent of the holders of a majority of the outstanding voting stock of the Company, holding 50.3% of the outstanding shares of our Common Stock (the “Majority Stockholders”). This Information Statement shall be considered the notice required under Section 228 of the Delaware General Corporate Law (the “DGCL”).

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

The following action was authorized by written consent of the Majority Stockholders:

Issuance of Senior Secured Convertible Notes

On October 31, 2018, the Company entered into a note purchase and exchange agreement (the “Note Purchase Agreement”), pursuant to which the Company sold to WC SACD One Parent, Inc., a Delaware corporation (“Parent”), Senior Secured Convertible Notes (the “Notes”) in the aggregate principal amount of $30,000,000 for a purchase price in cash of $30,000,000, and issued to Loeb Holding Corporation (“LHC”) and David A. McGough (together with Parent, the “Investors” and each an “Investor”) additional Notes in the aggregate principal amount of $4,000,000 in exchange for certain unsecured convertible notes, in the same aggregate principal amount, previously issued by the Company to such Investors (who received payment from the Company in cash of approximately $87,300 for the accrued and unpaid interest on such previously issued notes). Pursuant to the Note Purchase Agreement, each Investor has a preemptive right to purchase a percentage of any New Securities (defined to include securities, contract rights, notes, obligations, options, warrants, or other rights that are directly or indirectly exercisable for, convertible into, or exchangeable for shares of the Company’s Common Stock or other capital or voting stock of the Company) being offered by the Company that is equal to the percentage of the outstanding Common Stock owned by such Investor on an as-converted basis (treating as outstanding all shares of Common Stock issuable upon the full conversion of the Notes then outstanding) (the “Preemptive Rights”). The Notes were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company is subject to the NASDAQ Stock Market’s Listing Rules because our Common Stock is currently listed on the NASDAQ Global Market (“NASDAQ”). The issuance of shares of our Common Stock and, if applicable, shares of 6.0% Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), in each case, issuable upon conversion of the Notes, and the Preemptive Rights of the Investors pursuant to the Note Purchase Agreement, implicate certain of the NASDAQ listing standards requiring prior stockholder approval in order to maintain our listing on NASDAQ.

The Majority Stockholders, in accordance with NASDAQ Listing Rules 5635(b), 5635(c) and 5635(d), approved (i) the entry into the Note Purchase Agreement and the transactions contemplated thereunder, including the issuance of the Notes, (ii) the issuance of shares of Common Stock and Preferred Stock issuable upon the full conversion of the Notes, including Notes held by any director or officer of the Company, and the subsequent full conversion of any shares of Preferred Stock into shares of Common Stock, (iii) the exercise of Preemptive Rights of the Investors as set forth in the Note Purchase Agreement, and (iv) the authorization and reservation for the purpose of issuance of not less than 120% of the number of shares of Common Stock and Preferred Stock issuable upon full conversion of the Notes and other actions required for the reservation of the shares of Common Stock and Preferred Stock as described in the Note Purchase Agreement.

The consent we have received constitutes the only stockholder approval required under the DGCL, NASDAQ Listing Rules 5635(b), 5635(c) and 5635(d), our Restated Certificate of Incorporation and our Amended and Restated Bylaws, to approve the issuance of the Notes and all of the Common Stock and Preferred Stock issuable upon conversion of the Notes and in connection with any exercise of Preemptive Rights. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders.

The actions taken by written consent of the Majority Stockholders will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to holders of our Common Stock as of the Record Date.

By order of the Board of Directors

Michael R. Stanfield
Chairman of the Board

December [ ], 2018

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD OF

DIRECTORS OF THE COMPANY. WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

(Preliminary)

December [    ], 2018

GENERAL INFORMATION

Intersections Inc., a Delaware corporation, with its principal executive offices located at 3901 Stonecroft Boulevard, Chantilly, VA 20151, is sending you this Notice and Information Statement to notify you of an action that the Majority Stockholders have taken by written consent in lieu of a special meeting of stockholders. References in this Information Statement to the “Company, “we,” “our,” “us,” and “Intersections” are to Intersections Inc. and, to the extent applicable, its subsidiaries. The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Information Statement to beneficial owners of the Common Stock held of record by them.

Copies of this Information Statement are being mailed on or about December [__], 2018, to the holders of record of the outstanding shares of our Common Stock on October 31, 2018, which we refer to as the “Record Date”.

Background

The following action was approved by the written consent of the Majority Stockholders holding 50.3% of our outstanding voting stock on October 31, 2018, in lieu of a special meeting.

Issuance of Senior Secured Convertible Notes

On October 31, 2018, the Company entered into the Note Purchase Agreement, pursuant to which the Company sold to Parent, the Notes in the aggregate principal amount of $30,000,000 for a purchase price in cash of $30,000,000, and issued to the other Investors additional Notes in the aggregate principal amount of $4,000,000 in exchange for certain unsecured convertible notes, in the same aggregate principal amount, previously issued by the Company to such Investors (who received payment from the Company in cash of approximately $87,300 for the accrued and unpaid interest on such previously issued notes). Pursuant to the Note Purchase Agreement, each Investor has a Preemptive Right to purchase a percentage of any New Securities (defined to include securities, contract rights, notes, obligations, options, warrants, or other rights that are directly or indirectly exercisable for, convertible into, or exchangeable for shares of the Company’s Common Stock or other capital or voting stock of the Company) being offered by the Company that is equal to the percentage of the outstanding Common Stock owned by such Investor on an as-converted basis (treating as outstanding all shares of Common Stock issuable upon the full conversion of the Notes then outstanding).

The Notes were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

The issuance of shares of our Common Stock and, if applicable, the Preferred Stock, in each case, issuable upon conversion of the Notes, and the Preemptive Rights of the Investors pursuant to the Note Purchase Agreement, implicate certain of the NASDAQ listing standards requiring prior stockholder approval in order to maintain our listing on NASDAQ.

The Majority Stockholders, in accordance with NASDAQ Listing Rules 5635(b), 5635(c) and 5635(d), approved (i) the entry into the Note Purchase Agreement and the transactions contemplated thereunder, including the issuance of the Notes, (ii) the issuance of shares of Common Stock and Preferred Stock issuable upon the full conversion of the Notes, including Notes held by any director or officer of the Company, and the subsequent full conversion of any shares of Preferred Stock into shares of Common Stock, (iii) the exercise of Preemptive Rights of the Investors as set forth in the Note Purchase Agreement, and (iv) the authorization and reservation for the purpose of issuance of not less than 120% of the number of shares of Common Stock and Preferred Stock issuable upon full conversion of the

Notes and other actions required for the reservation of the shares of Common Stock and Preferred Stock as described in the Note Purchase Agreement.

The consent we have received constitutes the only stockholder approval required under the DGCL, NASDAQ Listing Rules 5635(b), 5635(c) and 5635(d), our Restated Certificate of Incorporation and our Amended and Restated Bylaws, to approve the issuance of the Notes and all of the Common Stock and Preferred Stock issuable upon conversion of the Notes and in connection with any exercise of Preemptive Rights. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders.

The actions taken by written consent of the Majority Stockholders will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to holders of our Common Stock as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND A PROXY

RECENT DEVELOPMENTS

Entry into Merger Agreement

On October 31, 2018, the Company announced that it had entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 thereto, the “Merger Agreement”) with Parent and WC SACD One Merger Sub, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Parent, pursuant to which, among other things, subject to the terms and conditions of the Merger Agreement, Purchaser has agreed to make a cash tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s Common Stock (the “Shares”), at a purchase price of $3.68 per Share in cash, other than certain shares held by certain affiliates of the Company. Parent and Purchaser are affiliates of WC SACD One, Inc. (“WC SACD”), a joint venture formed by WndrCo Holdings, LLC (“WndrCo”), General Catalyst Group IX, L.P. (“GC IX”), GC Entrepreneurs Fund IX, L.P. (together with GC IX, the “GC Funds”) and iSubscribed, Inc. (“iSubscribed”), and which was formerly known as WC SACD One, LLC. See “INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON” below for more information.

ACTION TAKEN

This Information Statement contains a brief summary of the material aspects of the action approved by the members of the Board of Directors of the Company and the Majority Stockholders.

APPROVAL OF THE ISSUANCE OF COMMON STOCK AND PREFERRED STOCK UPON

CONVERSION OF THE NOTES AND UPON THE EXERCISE OF THE PREEMPTIVE RIGHTS IN

ACCORDANCE WITH APPLICABLE NASDAQ LISTING RULES

Note Purchase Agreement and Notes

On October 31, 2018, the Company entered into the Note Purchase Agreement, pursuant to which the Company sold to Parent, the Notes in the aggregate principal amount of $30,000,000 for a purchase price in cash of $30,000,000, and issued to the other Investors additional Notes in the aggregate principal amount of $4,000,000 in exchange for certain unsecured convertible notes, in the same aggregate principal amount, previously issued by the Company to such Investors (who received payment from the Company in cash of approximately $87,300 for the accrued and unpaid interest on such previously issued notes). The Company used approximately $14.6 million of the net proceeds from the sale of the Notes to repay in full certain indebtedness of the Company under that certain Credit Agreement, dated as of April 20, 2017 (as amended, restated, supplemented and modified), among the Company, the other credit parties thereto, the lenders party thereto and Peak6 Investments, L.P., as administrative agent, and to pay related interest. The Company intends to use the balance of the net proceeds for general corporate purposes.

The Notes mature on October 31, 2021, subject to potential acceleration in the event of certain specified events of default, and bear interest, payable quarterly in cash, at the rate of 6% per annum through October 31, 2019, and at the rate of 8% per annum thereafter, in each case subject to an increase of 2% per annum if any event of default has occurred and is continuing. The Notes are guaranteed by the Company’s subsidiaries and are secured by a first-

priority security interest in the assets of the Company and such subsidiaries, subject to certain exceptions. The Notes are convertible in whole or in part, together with accrued and unpaid interest with respect to the principal amount converted, into shares of the Common Stock, at a conversion price of $2.27 per share, subject to adjustment. To the extent that the Company remains listed on NASDAQ and conversion occurs prior to the date on which approval of the Company’s stockholders to permit conversion of all the Notes into shares of Common Stock under the rules of NASDAQ becomes effective, the Company shall not be required to issue more shares of Common Stock than the converting Note holder’s pro rata share of 19.9% of the shares of Common Stock outstanding following conversion, and the remainder of the Notes to be converted shall be convertible into shares of Preferred Stock. Prior to the date on which such approval of the Company’s stockholders becomes effective, the issuance of Common Stock upon conversion of the Notes to officers or directors of the Company or their affiliates may be further limited to the extent they are subject to applicable NASDAQ rules. The Notes will automatically convert into Common Stock and (if applicable) Preferred Stock immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement), or immediately prior to consummation of a “Superior Transaction” (as defined in the Notes). Each Note may also be converted, at the option of the Investor, on or after (i) the consummation of certain “Alternative Transactions” (as defined in the Notes), (ii) a determination by the Company’s Board of Directors that the Company is no longer pursuing a process to sell the Company, or (iii) April 30, 2019.

If there is a termination of the Merger Agreement (other than a termination of the Merger Agreement by the Company due to a breach by Parent) and Parent owns at least 80% of its initial principal amount of Notes (or shares issued upon conversion thereof), and so long as any Notes (or Preferred Stock issued upon conversion of Notes) remain outstanding or any Significant Investor (as defined in the Note Purchase Agreement) owns Common Stock comprising at least 50% of the shares issued upon conversion of its Notes, subject to NASDAQ listing requirements (including NASDAQ Listing Rule 5640), a majority of the Company’s Board of Directors will resign and Parent will have the right to designate directors to fill such vacancies (provided that one director so designated shall be an independent director designated by LHC) and to appoint the CEO of the Company. In the event Parent elects not to pursue the tender offer or merger described in the Merger Agreement for any reason, and provides notice of such election to the Company, it will no longer have this right. NASDAQ Listing Rule 5640 (the “Voting Rights Rule”) provides that voting rights of existing shareholders of publicly traded common stock registered under Section 12 of the Exchange Act cannot be disparately reduced or restricted through any corporate action or issuance. Thus, under current NASDAQ interpretative guidance, should a company allow an investor to nominate or designate directors at a level which is disproportionately greater than its aggregate ownership position, NASDAQ would view that corporate action as disparately reducing the voting power of the other shareholders. In addition, compliance with the shareholder approval rules (NASDAQ Listing Rules 5635(b), (c) and (d)) by the Company does not affect whether this transaction would be in violation of the Voting Rights Rule.

Pursuant to the Note Purchase Agreement, each Investor has a Preemptive Right to purchase a percentage of any New Securities (defined to include securities, contract rights, notes, obligations, options, warrants, or other rights that are directly or indirectly exercisable for, convertible into, or exchangeable for shares of the Company’s Common Stock or other capital or voting stock of the Company) being offered by the Company that is equal to the percentage of the outstanding Common Stock owned by such Investor on an as-converted basis (treating as outstanding all shares of Common Stock issuable upon the full conversion of the Notes then outstanding).

The Notes and Note Purchase Agreement include certain customary affirmative and negative covenants and events of default and other terms and conditions.

Registration Rights Agreement

In connection with the Note Purchase Agreement, on October 31, 2018, the Investors entered into a Registration Rights Agreement with the Company (the “Registration Rights Agreement”). The Registration Rights Agreement provides the Investors with certain demand registration rights in respect of the shares of Common Stock issued to them upon conversion of the Notes or the shares of Preferred Stock into which the Notes may be converted pursuant to the Note Purchase Agreement, subject to certain conditions. In the event that the Company registers additional shares of Common Stock for sale to the public, it will be required to give notice to the Investors of its intention to effect such a registration, and, subject to certain limitations, include the shares of Common Stock held by them in such registration. The Registration Rights Agreement includes customary indemnification provisions in favor of the Investors against certain losses and liabilities arising out of or based upon any filing or other disclosure made by the Company under the securities laws relating to any such registration.

6.0% Series A Convertible Preferred Stock

Voting

Except as specifically set forth in the DGCL, the holders of the Preferred Stock are not entitled to any voting rights with respect to any matters voted upon by stockholders of the Company, including, without limitation, the right to vote for directors of the Company; provided, that for so long as any shares of Preferred Stock remain outstanding, the Company may not, without the prior vote or written consent of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting separately as a single class: (i) change, amend, alter or repeal any provision of the Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, if such change, amendment, alteration or repeal would adversely affect the powers, obligations, preferences or relative, participating, optional, special or other rights of the holders of the Preferred Stock or the qualifications, limitations or restrictions of the holders of the Preferred Stock; (ii)(x) authorize, issue, create or designate any preferred series of capital stock of the Company pursuant to the provisions of the Restated Certificate of Incorporation of the Company; or (y) permit any subsidiary of the Company to authorize, issue, create or designate any class or series of capital stock of such subsidiary other than an issuance of capital stock to the Company or any other wholly-owned subsidiary of the Company; or (iii) take any action to liquidate, dissolve or wind-up the business and affairs of the Company that would adversely affect the powers, obligations, preferences or relative, participating, optional, special or other rights of the holders of the Preferred Stock or the qualifications, limitations or restrictions of the holders of the Preferred Stock or consent to any of the foregoing.

Dividends

Each holder of the Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors or a duly authorized committee thereof, at an annual rate equal to 6.0% per annum of the Original Issue Price (as defined therein) through October 31, 2019, and at the rate of 8% of the Original Issue Price per annum thereafter.

Liquidation

Upon any liquidation event, the holders of any outstanding shares of Preferred Stock are entitled to receive out of the liquidation proceeds, prior and in preference to the holders of any other class or series of capital stock of the Company, an amount per share of Preferred Stock equal to the greater of (a) the Original Issue Price of the Preferred Stock (currently anticipated to be $11.35 per share), plus accumulated and accrued dividends (the “Liquidation Preference”) on the date of determination and (b) the amount that would be payable to the holders of Preferred Stock if such holders had converted all outstanding shares of Preferred Stock into shares of Common Stock immediately prior to such liquidation event. If, upon the occurrence of any liquidation event, the liquidation proceeds thus distributed among the holders of any outstanding shares of Preferred Stock are insufficient to permit the payment in full to the holders of the outstanding shares of Preferred Stock of the preferential amounts to which they are entitled, then the entire liquidation proceeds will be distributed ratably among the holders of the outstanding shares of Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Conversion

Each share of Preferred Stock is initially convertible, at the option of the holder thereof, into shares of Common Stock on a five-for-one basis (the “Conversion Rate”), subject to adjustment as provided for under “Anti-Dilution Adjustments.”

Anti-Dilution Adjustments

The Preferred Stock is subject to customary provisions that protect the holders against dilution by adjustment of the Conversion Rate in certain events such as dividends, distributions, subdivisions, splits, combinations and similar events affecting our outstanding Common Stock.

Reorganizations

In case of any consolidation with or merger of the Company with or into another corporation, or in case of any sale, lease, exchange, exclusive license or other disposition to another corporation of the assets of the Company as an entirety or substantially as an entirety (where there is a change in or distribution with respect to the Common Stock), or any reclassification of the capital stock of the Company, each share of Preferred Stock will after the date of such consolidation, merger, sale, lease, exchange, exclusive license or other disposition or reclassification be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease, exchange, exclusive license or other disposition or reclassification) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease, exchange, exclusive license or other disposition or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of Preferred Stock will be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock.

Stockholders Entitled to Receive Notice of Action by Written Consent

Under Section 228 of the DGCL, our Restated Certificate of Incorporation and our Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing. Prompt notice of any action so taken by written consent must be provided to all holders of our Common Stock as of the Record Date.

NASDAQ Listing Requirements and the Necessity of Stockholder Approval

The Company is subject to the NASDAQ Listing Rules because our Common Stock is currently listed on NASDAQ. The issuance of shares of our Common Stock and Preferred Stock in connection with the Note Purchase Agreement and the Preemptive Rights of the Investors implicate certain of the NASDAQ listing standards requiring prior stockholder approval in order to maintain our listing on NASDAQ, as follows:

•

NASDAQ Listing Rule 5635(b) requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer (which may be deemed to occur if after a transaction a single investor or affiliated investor group acquires, or has the right to acquire, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of the issuer and such ownership would be the largest ownership position of the issuer). For the purposes of this rule, certain Investors may be deemed to be the controlling stockholder following the conversion of the Notes. Stockholders should note that a “change of control” as described under Rule 5635(b) applies only with respect to the application of such rule, and does not necessarily constitute a “change of control” for purposes of Delaware law, our organizational documents, or any other purpose.

•

NASDAQ Listing Rule 5635(c) requires stockholder approval prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees or consultants. NASDAQ considers to be equity compensation within the meaning of NASDAQ Listing Rule 5635(c), the issuance of common stock (or equivalents) or securities convertible into or exercisable for common stock to officers, directors, employees, or consultants at a price less than the market value of the stock. For this purpose, market value is the consolidated closing bid price immediately preceding the time the company enters into a binding agreement to issue the securities.

•

NASDAQ Listing Rule 5635(d) requires stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or substantial stockholders of the issuer, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement; or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

As a result of certain potential anti-dilution adjustments to the conversion price under the Note, the issuance of our Common Stock upon conversion of the Notes pursuant to the Note Purchase Agreement may be at a discount to the market value of our Common Stock within the meaning of NASDAQ Listing Rules 5635(c) and 5635(d).

Assuming the issuance of an aggregate of 14,997,974 shares of Common Stock upon full conversion of the Notes, as provided for in the Note Purchase Agreement and the Notes, the shares issued upon the full conversion would represent in the aggregate approximately 61.3% of the issued and outstanding shares of our Common Stock on the date of the Note Purchase Agreement, and thus the issuance of such shares requires prior stockholder approval under NASDAQ Listing Rule 5635(d). In addition, certain directors of the Company and/or their affiliates have purchased, or exchanged previously issued notes for, Notes, which have the right to convert to Common Stock and Preferred Stock, and thus the issuance of shares of Common Stock issuable upon conversion of the Notes to them requires prior stockholder approval under NASDAQ Listing Rule 5635(c). See “INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON” below for more information.

The Majority Stockholders, in accordance with NASDAQ Listing Rules 5635(b), 5635(c) and 5635(d), approved (i) the entry into the Note Purchase Agreement and the transactions contemplated thereunder, including the issuance of the Notes, (ii) the issuance of shares of Common Stock and Preferred Stock issuable upon the full conversion of the Notes, including Notes held by any director or officer of the Company, and the subsequent full conversion of any shares of Preferred Stock into shares of Common Stock, (iii) the exercise of Preemptive Rights of the Investors as set forth in the Note Purchase Agreement, and (iv) the authorization and reservation for the purpose of issuance of not less than 120% of the number of shares of Common Stock and Preferred Stock issuable upon full conversion of the Notes and other actions required for the reservation of the shares of Common Stock and Preferred Stock as described in the Note Purchase Agreement.

Effective Date of Action by Written Consent

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the corporate action being taken pursuant to the written consent can become effective is 20 calendar days after the first mailing or other delivery of this Information Statement to holders of our Common Stock as of the Record Date. On the 20th calendar day after the first mailing or other delivery of this Information Statement, the action taken by written consent of the Majority Stockholders described above will become effective. We recommend that you read this Information Statement in its entirety for a full description of the action approved by the holders of a majority of our outstanding Common Stock.

Dissenter’s Rights of Appraisal

Stockholders do not have any dissenter’s rights or appraisal rights in connection with the approval of the issuance of the Notes and the Common Stock and Preferred Stock issuable upon conversion of the Notes and upon the exercise of Preemptive Rights.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Interests of Michael Stanfield

Michael Stanfield, our Executive Chairman and President, beneficially owns approximately 15.5% of the Company’s outstanding shares of Common Stock as of the date of this Information Statement.

Concurrently with the execution of the Merger Agreement on October 31, 2018, Mr. Stanfield and Stanfield Family Investments LLC (“SFI LLC”) entered into Contribution and Assignment Agreements (together, the “Stanfield Rollover Agreements”), with WC SACD, the direct parent of Parent, pursuant to which Mr. Stanfield and SFI LLC have agreed, subject to the terms and conditions set forth therein, to contribute, assign and deliver 1,500,000 of Mr. Stanfield’s beneficially owned shares of Common Stock (the “Stanfield Rollover Shares”) to WC SACD in exchange for equity interests in WC SACD, immediately after the Offer is consummated. The Stanfield Rollover Agreements provide that prior to the consummation of the Offer, WC SACD, and each of Mr. Stanfield, LHC, SFI LLC and David McGough (collectively, the “Rollover Holders”) will negotiate and work in good faith to finalize a stockholders agreement and WC SACD’s bylaws and certificate of incorporation in forms consistent with the term sheet attached to the Stanfield Rollover Agreements.

Concurrently with the execution of the Merger Agreement and the Stanfield Rollover Agreement on October 31, 2018, Mr. Stanfield and SFI LLC also entered into Tender and Support Agreements with Parent (the “Stanfield Support Agreements”) in order to induce Parent and Purchaser to enter into the Merger Agreement and the Investors to enter into the Note Purchase Agreement, and to consummate the transactions contemplated thereby, including the Offer, the Merger (as defined in the Merger

Agreement) and the issuance of the Notes. Pursuant to the Stanfield Support Agreements, Mr. Stanfield has agreed, subject to the terms and conditions set forth therein, to (i) tender in the Offer all of Mr. Stanfield’s beneficially owned outstanding shares of Common Stock that are not Stanfield Rollover Shares and (ii) vote or consent in favor of authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and in favor of a proposal to permit the conversion of Notes into shares of Common Stock and Preferred Stock, increase the number of shares of Common Stock and preferred stock authorized pursuant to the Company’s Restated Certificate of Incorporation, if necessary, to permit such conversion and permit the exercise of certain Preemptive Rights to the Investors, in each case as contemplated by the terms of the Note Purchase Agreement. Pursuant to the Stanfield Support Agreements, Mr. Stanfield and SFI LLC have also agreed to grant Parent an irrevocable proxy to vote his and its, respectively, shares with respect to the foregoing. In connection with the execution of the Stanfield Support Agreement, Mr. Stanfield executed and delivered a written consent, in his capacity as a stockholder of the Company, with respect to the matters described in this Information Statement.

Interests of Loeb Holding Corporation

LHC beneficially owns approximately 42.7% of the Company’s outstanding shares of Common Stock as of the date of this Information Statement and is the Company’s largest stockholder. Bruce L. Lev, one of the Company’s directors, is the Chief Executive Officer and President of LHC.

As described in this Information Statement, the Company issued $3.0 million aggregate principal amount of Notes to LHC in exchange for certain unsecured convertible notes, in the same aggregate principal amount, previously issued by the Company to LHC (which received payment from the Company in cash of $76,388 for the accrued and unpaid interest on such previously issued notes), and LHC has a Preemptive Right to purchase a percentage of any New Securities under the Note Purchase Agreement.

Concurrently with the execution of the Merger Agreement on October 31, 2018, LHC entered into a Contribution and Assignment Agreement (the “LHC Rollover Agreement”), with WC SACD, pursuant to which LHC has agreed, subject to the terms and conditions set forth therein, to contribute, assign and deliver 8,801,702 of its beneficially owned shares of Common Stock (the “LHC Rollover Shares”) to WC SACD in exchange for equity interests in WC SACD, immediately after the Offer is consummated. The LHC Rollover Agreement provides that prior to the consummation of the Offer, WC SACD and the Rollover Holders will negotiate and work in good faith to finalize a shareholders agreement and WC SACD’s bylaws and certificate of incorporation in forms consistent with the term sheet attached to the LHC Rollover Agreement.

Concurrently with the execution of the Merger Agreement and the LHC Rollover Agreement on October 31, 2018, LHC also entered into a Tender and Support Agreement with Parent (the “LHC Support Agreement”). The LHC Support Agreement is substantively identical to the Stanfield Support Agreements.

Interests of David McGough

David McGough, one of the Company’s directors, beneficially owns approximately 4.7% of the Company’s outstanding shares of Common Stock as of the date of this Information Statement.

As described in this Information Statement, the Company issued $1.0 million aggregate principal amount of Notes to Mr. McGough in exchange for certain unsecured convertible notes, in the same aggregate principal amount, previously issued by the Company to Mr. McGough (who received payment from the Company in cash of $10,912 for the accrued and unpaid interest on such previously issued notes), and Mr. McGough has a Preemptive Right to purchase a percentage of any New Securities under the Note Purchase Agreement.

Concurrently with the execution of the Merger Agreement on October 31, 2018, Mr. McGough entered into a Contribution and Assignment Agreement (the “McGough Rollover Agreement”), with WC SACD, pursuant to which Mr. McGough has agreed, subject to the terms and conditions set forth therein, to contribute, assign and deliver 800,000 of Mr. McGough’s beneficially owned shares of Common Stock (the “McGough Rollover Shares”) to WC SACD in exchange for equity interests in WC SACD, immediately after the Offer is consummated. The McGough Rollover Agreement provides that prior to the consummation of the Offer, WC SACD and the Rollover Holders will negotiate and work in good faith to finalize a stockholders agreement and

WC SACD’s bylaws and certificate of incorporation in forms consistent with the term sheet attached to the McGough Rollover Agreement.

Concurrently with the execution of the Merger Agreement and the McGough Rollover Agreement on October 31, 2018, Mr. McGough also entered into a Tender and Support Agreement with Parent (the “McGough Support Agreement”, and together with the Stanfield Support Agreements and the LHC Support Agreement, the “Support Agreements”). The McGough Support Agreement is substantively identical to the Stanfield Support Agreements and the LHC Support Agreement.

OUTSTANDING VOTING SECURITIES

Each share of our Common Stock entitles its holder to one vote on each matter submitted to stockholders. As of the Record Date, 24,428,246 shares of Common Stock were issued and outstanding and entitled to take action by written consent and to receive notice of the action taken by written consent, and 12,275,861 shares consented in favor of the actions to be taken, constituting 50.3% of the total shares of Common Stock outstanding as of the Record Date.

On October 31, 2018, the Majority Shareholders executed and delivered to the Company a written consent approving the action set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 15, 2018, information regarding beneficial ownership of our Common Stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within sixty (60) days of November 15, 2018. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.

Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days of November 15, 2018, and Common Stock subject to restricted stock units (“RSUs”) currently vested or that will vest within sixty (60) days of November 15, 2018, in each case, are deemed to be outstanding for computing the percentage ownership of the person holding these options and RSUs and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Intersections Inc., 3901 Stonecroft Boulevard, Chantilly, Virginia.

Name of Beneficial Owner	Total Beneficial Ownership	Percent of Common Stock
5% Stockholders:	20,674,566	62.4%
WC SACD One Merger Sub, Inc. (1)
WC SACD One Parent, Inc.
WC SACD One, Inc.
iSubscribed, Inc.

General Catalyst Group
WndrCo Holdings, LLC
Loeb Holding Corporation (2)	11,002,127	42.7%
100 Wall Street, 19th Floor
New York, NY 10005
Directors and Officers:
Michael R. Stanfield (3)	4,200,047	15.5%
John M. Albertine (4)	56,500	*
Thomas G. Amato (5)	47,976	*
Ronald L. Barden (6)	315,415	1.3%
Bruce L. Lev (7)	11,088,627	43.0%
David A. McGough(8)	1,165,567	4.7%
Melvin R. Seiler (9)	17,500	*
All executive officers and directors as a group (9 persons)	17,097,490	58.5%

*	Less than 1%

(1)

Includes (i) 15,319,619 shares of Common Stock held by Michael Stanfield, SFI LLC, LHC and David A. McGough over which Parent has been granted irrevocable proxies pursuant to the Support Agreements and (ii) 5,354,947 shares of Common Stock that are currently issuable upon conversion of the Note acquired by Parent pursuant to the Note Purchase Agreement. WC SACD was created by (a) WndrCo, (b) iSubscribed and (c) the GC Funds. The number of shares over which Parent, and indirectly WC SACD, WndrCo, iSubscribed and the GC Funds and related entities, may be deemed to have beneficial ownership pursuant to the Support Agreements includes 11,973,037 shares of Common Stock that are currently issued and outstanding, 713,993 shares of Common Stock that are currently issuable upon conversion of the Notes issued to LHC and David A. McGough and 2,632,589 shares of Common Stock underlying stock options that are currently exercisable or exercisable within 60 days of November 15, 2018, that are subject to the Support Agreements. See “INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON”.

Hari Ravichandran is the Chief Executive Officer and a director of iSubscribed and beneficially owns, on a diluted basis, a majority of the outstanding common stock of iSubscribed. The principal business address of iSubscribed, Merger Sub, Parent and WC SACD is 15 Network Drive, Burlington, MA 01803

General Catalyst Group includes the GC Funds, General Catalyst Partners IX, L.P. (“GC GP LP”), General Catalyst GP IX, LLC (“GC GP LLC”), General Catalyst Group Management, LLC (“GC Management LLC”), and the Managers (as defined below). GC GP LP is the sole general partner of each of the GC Funds. GC GP LLC is the sole general partner of GC GP LP. GC Management LLC is the manager of GC GP LLC. Kenneth I. Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja (collectively, the “Managers”) are Managing Directors of GC Management LLC and the managers of the general partner of the sole and managing member of GC Management LLC. The principal business address of the GC Funds and related parties listed above is 20 University Road, 4th Floor, Cambridge, MA 02138.

WndrCo is a member-managed limited liability company. WndrCo, LLC is the sole member of WndrCo. The members of the Board of Managers of WndrCo, LLC are Ann Daly, Jeffrey Katzenberg, Sujay Jaswa, C. Ashton Newhall and Jamie McJunkin. The principal business address of WndrCo is 9355 Wilshire Boulevard, Suite 400, Beverly Hills, CA 90210.

The above information is based upon (x) a Schedule 13D filed by WndrCo with the SEC on November 13, 2018, (y) a Schedule 13D filed by iSubscribed Inc. with the SEC on November 13, 2018 and (z) a Schedule 13D filed by General Catalyst Group IX, L.P. with the SEC on November 13, 2018, and includes an additional 2,189,000 shares which Mr. Stanfield has the right to acquire within 60 days of November 15, 2018, from the information set forth in such Schedule 13Ds.

(2)

Includes 1,321,586 shares of Common Stock issuable upon conversion of the $3,000,000 in aggregate principal amount of Notes received by LHC from the Company pursuant to the Note Purchase Agreement. The Estate of Thomas L. Kempner (the “Estate”) beneficially owns 77,750 shares of Common Stock. The Estate is also the beneficial owner of 62.878% of the voting stock of LHC and as a result, indirect beneficial ownership of the 11,002,127 shares of Common Stock beneficially owned by LHC may be attributable to the Estate. The Estate disclaims beneficial ownership of the shares of Common Stock held by LHC, except to the extent of the Estate’s pecuniary interest therein. Ann Kempner is the beneficial owner of 9,099 shares of Common Stock. Indirect beneficial ownership of the 11,079,877 shares of Common Stock beneficially owned by the Estate may be attributable to Mrs. Kempner in her capacity as a preliminary co-executor of the Estate. Mrs. Kempner disclaims beneficial ownership of the Common Stock held by the Estate, except to the extent of her pecuniary interest therein. Bruce Lev is the beneficial owner of 8,750 shares of Common Stock. Indirect beneficial ownership of the 11,079,877 shares of Common Stock beneficially owned by the Estate may be attributable to Mr. Lev in his capacity as a preliminary co-executor of the Estate. Mr. Lev disclaims beneficial ownership of the Common Stock held by the Estate. Indirect beneficial ownership of the 11,079,877 shares of Common Stock beneficially owned by the Estate may be attributable to Melvin Epstein in his capacity as a preliminary co-executor of the Estate. Mr. Epstein disclaims beneficial ownership of the Common Stock held by the Estate.

(3)

Includes (i) 998,362 shares held directly by Mr. Stanfield, (ii) 577,846 shares held by SFI LLC, of which Mr. Stanfield is the Managing Member, and (iii) 2,623,839 shares which Mr. Stanfield has, or will within 60 days of November 15, 2018 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise. Mr. Stanfield and his wife own a 55% interest in SFI LLC, and trusts for the benefit of their children own the remaining 45% interest. Mr. Stanfield disclaims beneficial ownership of the shares held by SFI LLC except to the extent of his pecuniary interest therein.

(4)	Includes 25,000 shares which Mr. Albertine has, or will within 60 days of November 15, 2018 have, the right to acquire upon the exercise of stock options.

(5)	Includes 6,250 shares which Mr. Amato has, or will within 60 days of November 15, 2018 have, the right to acquire upon the exercise of stock options.

(6)	Includes 165,000 shares which Mr. Barden has, or will have within 60 days of November 15, 2018 have, the right to acquire upon the vesting of RSUs.

(7)

Includes (i) 11,002,127 shares of Common Stock held by LHC and (ii) 77,750 shares of Common Stock held by the Estate, in each case, according to a Schedule 13D/A filed with the SEC on November 6, 2018. See Footnote 2 above regarding shares held by LHC.

(8)

Includes (i) 440,529 shares of Common Stock issuable upon conversion of the $1,000,000 in aggregate principal amount of Notes received by Mr. McGough from the Company pursuant to the Note Purchase Agreement, and (ii) 8,750 shares which Mr. McGough has, or will have within 60 days of November 15, 2018 have, the right to acquire upon the exercise of stock options.

(9)	Includes 15,000 shares which Mr. Seiler has, or will have within 60 days of November 15, 2018 have, the right to acquire upon the exercise of stock options.

NOTICE TO INVESTORS AND SECURITY HOLDERS

This filing and the description contained in this Information Statement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy the Shares will be made only pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other related materials that Purchaser and Parent filed with the SEC. In addition, the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer and a Transaction Statement on Schedule 13E-3 with respect to the transaction contemplated by the Merger Agreement. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other related materials), the Solicitation/Recommendation Statement and the Transaction Statement contain important information that should be read carefully and considered before any decision is made with respect to the Offer. Additionally, the Company, Purchaser and Parent will file other relevant materials in connection with the proposed acquisition of the Company by Parent pursuant to the terms of the Merger Agreement. The Company, Purchaser and Parent intend to mail these documents to the stockholders of the Company. All of the tender offer materials (and all other materials filed by the Company with the SEC) will also be available free of charge from the SEC through its website at www.sec.gov. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE SCHEDULE TO, THE SCHEDULE 14D-9 AND THE SCHEDULE 13E-3, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER, MERGER OR WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION (INCLUDING THE TERMS AND CONDITIONS OF THE OFFER) AND THE PARTIES THERETO.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements in addition to historical information. When used in this Information Statement, the words “can,” “will,” “intends,” “expects,” “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements may relate to such matters as business strategy, goals and expectations concerning the acquisition (including the anticipated timing of consummation of the acquisition), future operations, future performance or results. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the subsequent Merger; (ii) the risk that the Offer or the subsequent Merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company stockholders tendering their Shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the subsequent Merger may not be satisfied or waived, including the failure to receive a tender of a majority of the shares held by unaffiliated stockholders of the Company; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require the Company to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; (x) the occurrence of a change of control even if the Merger Agreement is terminated (under certain circumstances), as a result of the conversion of the Notes, and in such instance, the requirement that a majority of the Company’s Board of Directors resign and the right of Parent to designate directors to fill such vacancies and to appoint the CEO of the Company; and (xi) other factors as set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2017 and subsequently filed Form 10-Qs and tender offer materials relating to the Offer, including a Solicitation/Recommendation Statement on Schedule 14D-9. Any forward-looking statements made by the Company in this Information Statement speak only as of the date hereof. Factors or events that affect the transactions or could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this Information Statement, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Information Statement.

This Information Statement incorporates by reference: Items 7, 7A, 8 and 9 of Part II of the Company’s Annual Report on Form 10-K for the year December 31, 2017, Part I of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and our Current Reports on Form 8-K filed with the SEC on February 2, 2018, February 23, 2018, February 23, 2018, April 4, 2018, May 31, 2018, June 11, 2018 (other than the information furnished pursuant to item 7.01), June 28, 2018 (other than the information furnished pursuant to item 7.01), September 28, 2018, October 31, 2018, November 6, 2018 and November 29, 2018.

Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:

INTERSECTIONS INC.

3901 Stonecroft Boulevard,

Chantilly, Virginia 20151

(703) 488-6100

Attn: Chief Legal Officer

ADDITIONAL INFORMATION

We file reports with the SEC. These reports include annual and quarterly reports, as well as other information the Company is required to file pursuant to the Exchange Act. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

By order of the Board of Directors

Michael R. Stanfield
Chairman of the Board

December [ ], 2018